Exhibit 21.1

Subsidiaries of the Registrant

BAK International Ltd., a Hong Kong company

Shenzhen BAK Battery Co., Ltd., a PRC company

BAK Electronics (Shenzhen) Co., Ltd., a PRC company

BAK International (Tianjin) Limited, a PRC company